                                                                    Exhibit 11.1


                                RADIAN GROUP INC.

                        SCHEDULE OF NET INCOME PER SHARE

                                  EXHIBIT 11.1

                                      QUARTER ENDED MARCH 31,
                                      ----------------------
                                      2001             2000
                                      ----             ----
(In thousands, except per-share amounts and market prices)
Net income .....................    $ 80,157         $ 58,600

Preferred stock
dividend adjustment ............        (825)            (825)
                                    --------         --------

Adjusted net income ............    $ 79,332         $ 57,775

Average diluted stock
options outstanding ............     3,406.0          2,138.8

Average exercise price
per share ......................    $  51.93         $  29.95

Average market price
per share - diluted basis ......    $  62.36         $  40.47

Average common shares
outstanding ....................      40,838           37,419

Increase in shares due
to exercise of options -
diluted basis ..................         681              445

Adjusted shares outstanding
- diluted ......................      41,519           37,864

Net income per share
- basic ........................    $   1.94         $   1.54
                                    ========         ========

Net income per share
- diluted ......................    $   1.91         $   1.53
                                    ========         ========

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
                                                YEAR ENDED DECEMBER 31,
                                                ----------------------
                                       2000              1999             1998
                                       ----              ----             ----
(In thousands, except per-share amounts and market prices)
Net income .....................    $ 248,938         $ 148,138         $ 142,237

Preferred stock
dividend adjustment ............       (3,300)           (3,300)           (3,300)
                                    ---------         ---------         ---------

Adjusted net income ............    $ 245,638         $ 144,838         $ 138,937

Average diluted stock
options outstanding ............      1,926.3           2,088.1           2,212.8

Average exercise price
per share ......................    $   31.18         $   26.85         $   22.93

Average market price
per share - diluted basis ......    $   55.32         $   46.35         $   54.67

Average common shares
outstanding ....................       37,634            36,975            36,722

Increase in shares due
to exercise of options -
diluted basis ..................          515               881             1,092

Adjusted shares outstanding
- diluted ......................       38,149            37,856            37,814

Net income per share
- basic ........................    $    6.53         $    3.92         $    3.78
                                    =========         =========         =========

Net income per share
- diluted ......................    $    6.44         $    3.83         $    3.67
                                    =========         =========         =========